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                                                                     EXHIBIT 2.2

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                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement (this "Amendment"), dated effective the 29th day of May, 1998, is made between National-Oilwell, Inc. ("Buyer") and Phoenix Energy Services, L.L.C. ("Seller") and amends the Stock Purchase Agreement, dated May 13, 1998, by and between Buyer and Seller (the "Agreement"). All other capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                                     RECITAL

         The parties intend the Closing Date to be effective May 29, 1998. The parties wish to amend the Agreement to provide for payment of the Purchase Price as set forth herein. The parties also wish to acknowledge the treatment of certain of employees of PEPI prior to Closing, and of the collection of accounts receivable from PDSI.

                                    AGREEMENT

         NOW THEREFORE, in exchange for the mutual covenants contained herein, the parties agree as follows:

         1. Payment of Purchase Price. Section 2.2.2.(ii) shall be amended and restated in its entirety as follows:

            2.2.2.(ii) At Closing, Buyer shall deliver the Purchase Price, as adjusted in (i) above, less the Escrow Amount (as defined below) to Seller as follows:

                   (A) A total of $6,654,310.00, plus interest accrued at a rate of 7% per annum from the Closing Date to the date of transfer, shall be delivered by wire transfer to the accounts and in the amounts designated by Seller in Exhibit 2.2.2.(ii)(A);

                   (B) Buyer shall execute and deliver to Seller a promissory note in the form attached as Exhibit 2.2.2.(ii)(B) in the principal amount of $102,097,690.00 (the "Note").

         2. Escrow. Section 2.2.2.(iii) of the Agreement shall be amended and restated in its entirety as follows:

            2.2.2.(iii) Buyer shall retain Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Escrow Amount") until November 1, 1999, at which time the Escrow Amount, plus interest accrued thereon at the "Escrow Rate" (as defined below), shall be delivered to Seller by wire transfer of immediately available funds to an account designated by Seller; provided, however, that Buyer shall not deliver any portion of the Escrow Amount which is the subject of an



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         unpaid claim for indemnification under Article 8 of which Seller has been notified in writing prior to November 1, 1999 (an "Escrow Claim"). The Escrow Rate shall be either (1) a rate of 7% per annum, compounding daily, computed on the basis of a 365-day year; or, if any new bond or bank financing in excess of $100,000,000 is obtained, (2) the effective annual interest rate of such financing, which effective annual interest rate shall include any original issue discount attributable to a bond financing and any origination or other fees attributable to a bank financing. If Seller elects in its sole discretion to cause Buyer to have the Escrow Amount held by a third party (which election shall be delivered in writing to Buyer), Buyer shall within 10 days of delivery of such election deposit all of the Escrow Amount, together with all accrued interest to date, and including any funds subject to Escrow Claims, with the escrow agent ("Escrow Agent") designated in the escrow agreement attached as Exhibit 2.2.2.(iii), and interest payable by Buyer shall cease. In all circumstances where an Escrow Claim exists, the Seller or the Escrow Agent, as the case may be, shall dispose of funds relating to such Escrow Claim consistent with the resolution of such Escrow Claim pursuant to the Agreement.

         3. Closing. Section 2.4 of the Agreement shall be amended to provide that the Closing be effective as of 5:00 P.M. Mountain Time on May 29, 1998. The Closing shall take place at the offices of First Reserve Corporation, 1801 California St., Suite 4110, Denver, Colorado 80202.

         4. Conditions to Closing. At Closing, Buyer shall deliver an opinion of legal counsel to Buyer regarding the Note delivered pursuant to Section 2.2.2.(ii)(B) in the form attached as Exhibit 4. Buyer represents that it has received all consents, authorizations and approvals necessary to consummate the transaction contemplated by the Agreement.

         5. Escrow Agreement. Sections 6.2.3.4. and 6.3.3.3 (regarding the Escrow Agreement) shall be deleted in their entirety.

         6. Sub Notes. Buyer acknowledges that the Amended and Restated Secured Subordinated Notes issued by PEPI to First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, and First Reserve Fund VI, Limited Partnership (the "Sub Notes"), are valid obligations of PEPI to such holders, and Seller and Buyer agree that the amounts outstanding under the Sub Notes are, as of the date hereof, accurately set forth on Exhibit 6 hereto. Buyer agrees that it will cause PEPI to pay in full all amounts owing under the Sub Notes within 90 days of the date hereof, and warrants that it will use all commercially reasonable efforts to ensure that PEPI pays in full all amounts owing under the Sub Notes within 30 days of the date hereof.

         7. PDSI Receivable. Buyer acknowledges that PDSI will, from time to time, pay amounts owing to PEPI and reflected in accounts receivable of PEPI from SI (but not included in the Pre-Closing or Closing Balance Sheet). Buyer covenants that as PDSI makes any such payments, Buyer shall promptly remit an amount equal to all such payments to Seller, and shall




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account for such payments to Seller, for all purposes, as an increase in the
Purchase Price under Section 2.2.

         8. PEPI Employees. Buyer hereby informs Seller that on and after Closing, PEPI will not require the services of Gerald Hage or Michael Mayer. Seller shall cause PEPI to terminate such individuals in a manner which, under the employment agreements between each such individual and PEPI, will be considered a termination "other than for cause" and cause PEPI to begin payments of all amounts owing to such individuals as a result of such termination, which amount shall be an aggregate of $450,000 at Closing. The Closing Balance Sheet prepared by Buyer may contain a net accrual of liability for any termination payments not paid prior to Closing, but such accrual shall not be included in the calculation of the stockholder's equity on the Closing Balance Sheet, and therefore shall not give rise to any reduction in the Purchase Price or offset any increase in the Purchase Price.

         9. Exhibits. The Agreement shall also be amended to attach Exhibit 2.2.2.(ii)(A), Exhibit 2.2.2.(ii)(B), Exhibit 2.2.2.(iii), Exhibit 4 and Exhibit 6 attached hereto.

         10. Entire Agreement. This Amendment contains all amendments and modifications to the Agreement, and except to the extent modified hereby, the terms of the Agreement shall remain in full force and effect.

         11. Representations and Warranties of Buyer. Buyer hereby represents that all of the representations and warranties contained in the Note are true and correct.

         12. Representations and Warranties of Seller.

             (a) Seller represents and warrants to Buyer that Buyer does not have any liability, as a paying agent or otherwise, for federal, state or local taxes with regard to any payment for which Seller has instructed Buyer to deliver pursuant to Section 2.2.2.(ii)(A) to Gerald Hage, Michael Mayer or Keith Morley. Seller agrees to indemnify and hold harmless Buyer from any claim, obligation or liability whatsoever arising from any payment of funds as directed by Seller, whether related to such taxes or otherwise, without regard to the limitations on indemnification contained in the Agreement.

             (b) Seller represents and warrants to Buyer that Seller will cause to be filed such statements of change on Form UCC-3 or similar form such that upon payment by Buyer of the amounts set forth in the payoff letter of even date herewith from General Electric Capital Corporation ("GECC"), or as soon as practicable thereafter, and upon filing of the termination statements delivered by GECC pursuant to such letter, there will be no outstanding liens perfected in favor of GECC with respect to Holdings, PEPI or their affiliated entities under the Uniform Commercial Code.

         13. Pre-Closing Balance Sheet. Attached hereto is a true and correct copy of the Pre-Closing Balance Sheet, which was prepared as of April 30, 1998. The parties agree that the Purchase Price Adjustment with respect to the Pre-Closing Balance Sheet is $1,132,000.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed effective as of the 29th day of May, 1998.

                                              BUYER

                                              National-Oilwell, Inc.

                                              By: /s/ DANIEL L. MOLINARO
                                                 -----------------------------
                                              Name:  Daniel L. Molinaro
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                                              Title: Treasurer
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                                              SELLER

                                              Phoenix Energy Service, L.L.C.

                                              By: /s/ GERALD HAGE
                                                 -----------------------------
                                              Name:  Gerald Hage
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                                              Title: Manager
                                                    --------------------------



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                              EXHIBIT 2.2.2.(ii)(A)

                            WIRE TRANSFERS AT CLOSING

This item has been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Company will furnish supplementally a copy of any omitted item to the Securities and Exchange Commission upon request.



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                              EXHIBIT 2.2.2.(ii)(B)
                       PROMISSORY NOTE DUE AUGUST 29, 1998


                                                                  Houston, Texas
$102,097,690.00                                                     May 29, 1998


         FOR VALUE RECEIVED, the undersigned, NATIONAL-OILWELL, INC., a Delaware corporation ("Maker"), promises to pay to the order of PHOENIX ENERGY SERVICES, L.L.C., a Delaware limited liability company, or its assignee ("Holder"), the principal sum of ONE HUNDRED TWO MILLION NINETY-SEVEN THOUSAND SIX HUNDRED NINETY DOLLARS AND 00 CENTS ($102,097,690.00), together with interest thereon, accrued on and after May 29, 1998, as follows:

         (a) The entire amount of unpaid principal and interest shall be due and payable on or before August 29, 1998; provided, however, that Maker shall use commercially reasonable efforts to repay the unpaid principal and interest prior to June 30, 1998.

         (b) Interest shall accrue at the greater of (1) a rate of 7% per annum, compounding daily, on the balance of unpaid principal and interest, computed on the basis of a 365-day year, or (2) the effective annual interest rate of any bond or bank financing of Maker raised after May 29, 1998, in excess of $100,000,000, which effective annual interest rate shall include any original issue discount attributable to a bond financing and any origination and other fees attributable to a bank financing.

         1. PREPAYMENT. Principal may be prepaid in whole or in part, at any time or from time to time, without premium or penalty, provided such prepayment shall be accompanied by a payment of all accrued but unpaid interest, if any, accrued to the date of the prepayment, calculated based on actual days elapsed in an assumed 365-day year. Principal amounts prepaid are not subject to reborrowing by Maker under the terms of this Note.

         2. REPRESENTATIONS OF MAKER. Maker hereby represents and warrants to Holder as follows:

            (a) This Note has been duly authorized, executed and delivered by Maker, and constitutes a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms.

            (b) No authorization, approval, consent or order of any court or governmental authority or agency is required in connection with the due authorization, execution and delivery of this Note.

            (c) The execution, delivery and performance of this Note will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Maker pursuant to any contract, indenture,




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         mortgage, deed of trust, loan or credit agreement or instrument to which Maker is a party or by which it may be bound, or to which any of the property or assets of Maker are subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws of Maker, any statute or regulation, or any judgment, decree or order of any court or other governmental authority or any arbitrator and applicable to Maker, except for such violations of laws, regulations, judgments, decrees or orders that would not adversely affect in any material respect the ability of Maker to perform its obligations under the Note.

         3. EVENTS OF DEFAULT.

            3.01 Any of the following occurrences is considered to be an Event of Default:

                 (a) The failure of Maker to pay any installment of interest or principal within three (3) days after the day due hereunder, or the failure of Maker or any of its subsidiaries to pay any installment of interest or principal when due under any other indebtedness (other than trade payables or lease arrangements) of Maker or any of its subsidiaries with an outstanding balance of greater than $100,000; or

                 (b) The commencement of any bankruptcy, reorganization, dissolution or liquidation proceeding by Maker; or

                 (c) The application or consent of Maker to the appointment of a trustee or receiver; or

                 (d) A default or event of default with respect to any other indebtedness (other than trade payables or lease arrangements) of Maker or any of its subsidiaries with an outstanding balance of $100,000 or more which then permits the holder of such other indebtedness (without delay or further delay)
(i) to accelerate payment thereof, or (ii) to commence a proceeding with respect thereto or to seek judicial enforcement thereof, or (iii) to levy or foreclose on, or otherwise dispose of, any assets of Maker, or (iv) to file either alone or with other creditors of Maker an involuntary petition in bankruptcy against Maker; or

                 (f) Any breach of the representations set forth in Section 2 hereof.

            3.02 Upon the occurrence of an Event of Default, the Holder of this Note may declare, upon ten (10) days written notice to Maker, this Note in default and the entire unpaid principal of and accrued interest on this Note to be immediately due and payable, without further demand or notice. The acceptance of one or more payments on this Note from any person after an Event of Default does not constitute a waiver of any of Holder's remedies hereunder.

            3.03 Maker recognizes and acknowledges that any default on any payment, or portion thereof, due under this Note will result in losses and additional expenses to the Holder of this Note resulting from the handling of delinquent payments and the loss of the use of funds not timely received. Maker further acknowledges that in the event of that default, the Holder of this Note would be entitled to damages for the detriment proximately caused thereby, but that it would be extremely difficult and impractical to ascertain the extent of or to compute such



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damages. Therefore, if for any reason Maker fails to pay any interest or principal under this Note within five (5) days after the date due or after acceleration of the indebtedness under this Note, the interest with respect to
Section 1 of this Note shall become 10 percent per annum from and after such due date and until 30 days have elapsed from such due date; thereafter, the interest with respect to this Note shall increase to 12% per anum and shall increase at a rate of 2 percent for each thirty day period during which the Note has not been paid in full,up to a maximum of 20% per anum. Upon any Event of Default, Maker agrees to pay all costs of collection, legal expenses, and reasonable attorneys' fees incurred by the Holder of this Note in connection with the collection or enforcement of this Note.

            3.04 Maker, to the extent permitted by law, waives presentment for payment, notice of dishonor, protest and notice of protest.

         4. MISCELLANEOUS.

            4.01 Payments will be applied first to collection fees, associated costs and late charges, if any, then to the payment of accrued interest, as hereinabove provided, then to current interest on the principal balance from time to time unpaid and any balance, to the reduction of the principal debt.

            4.02 THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THIS NOTE SHALL BE BINDING UPON MAKER AND ITS SUCCESSORS AND ASSIGNS.

            4.03 All payments of principal and interest must be made in lawful money of the United States of America by wire transfer of same day funds to such accounts which the Holder of this Note designates in writing to Maker.

            4.04 If any term of this Note, or application thereof to any person or circumstances, is, to any extent, invalid or unenforceable, the remainder of this Note, or the application of such term to person or circumstances other than those as to which it is invalid or unenforceable, is not affected thereby, and each term of this Note is valid and enforceable to the fullest extent permitted by law.

            4.05 Maker and Holder agree to execute such further documents as are reasonable and necessary to evidence this transaction.

            4.06 This Note is an absolute obligation of Maker, not subject to any right of setoff against Holder.

                              [INTENTIONALLY BLANK]




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         IN WITNESS WHEREOF, this Note is executed and delivered as of the day and year first above written.

                                      MAKER

                                      National-Oilwell, Inc.
                                      a Delaware corporation

                                      By:
                                         ------------------------------------
                                      Name:
                                           ----------------------------------
                                      Title:
                                            ---------------------------------






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                               EXHIBIT 2.2.2.(III)
                                ESCROW AGREEMENT

This item has been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Company will furnish supplementally a copy of any omitted item to the Securities and Exchange Commission upon request.




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                                    EXHIBIT 3
                              FORM OF LEGAL OPINION

This item has been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Company will furnish supplementally a copy of any omitted item to the Securities and Exchange Commission upon request.



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                                    EXHIBIT 6
                                 SUB DEBT PAYOFF

This item has been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Company will furnish supplementally a copy of any omitted item to the Securities and Exchange Commission upon request.




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